Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of SecureTech Innovations, Inc. of our report dated March 24, 2026, except for the effects of the restatement discussed in Notes 3, 5, 12, and 15 to the consolidated financial statements, as to which the date is August 5, 2026, relating to the consolidated financial statements of SecureTech Innovations, Inc. and its subsidiaries as of December 31, 2025, and for the year then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

Gary Cheng CPA Limited

Hong Kong SAR

September 8, 2026